Exhibit 99.1


       General Cable Corporation Reports Fourth Quarter Results

   HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--Jan. 28, 2004--General Cable Corporation (NYSE:BGC) reported a net loss for the fourth quarter ended December 31, 2003 of $(10.6) million which was $(0.30) on a diluted per share basis. These results were down from a net loss of $(9.2) million or $(0.28) per diluted share in the fourth quarter of 2002. Included in the results for the 2003 fourth quarter were pre-tax charges of $7.6 million associated with the previously announced rationalization of certain of its industrial cable manufacturing facilities and $6.0 million of pre-tax charges and a $4.4 million tax charge, both of which were related to the refinancing of its bank debt. Those transactions reduced reported earnings per share by $0.38 in the fourth quarter.
   Net sales for the fourth quarter 2003 of $405.3 million increased 8.4% from metal-adjusted net sales of $373.8 million in the fourth quarter of 2002, helped in part by a strengthening Euro.

   Management Comments

   "Our underlying results for the fourth quarter exceeded our earlier earnings expectations. The year-over-year growth reported in our sales confirms my belief that we are experiencing a firming in most of our end markets. We saw favorable year-over-year sales growth in some key areas, including telephone exchange cable sales to our RBOC customers for the second quarter in a row and bare transmission wire sales to our power utility customers despite delays with the Energy bill. I am also encouraged by the growth in sales of cables utilized in industrial construction, which was up year-over-year for the first time in 10 quarters," said Gregory B. Kenny, President and Chief Executive Officer of General Cable.
   "During the fourth quarter we also successfully refinanced our bank debt and implemented a plan to streamline our industrial cable manufacturing facilities. The refinancing has allowed us to reduce outstanding debt, substantially extend our debt maturities, increase our liquidity and improve our interest coverage and debt to capital ratios," added Kenny. "In light of the extraordinary decline in demand for wire and cable products utilized in the industrial market in North America, our plan to streamline our industrial cable manufacturing facilities is an important step towards ensuring that we maintain our cost competitiveness in this market. Both of these achievements have created significant new growth and profit enhancement opportunities for General Cable in 2004 and beyond."

   Fourth Quarter Results

   Net sales for the fourth quarter of 2004 were $405.3 million, an increase of 8.4% versus metal-adjusted net sales in the 2002 fourth quarter. The average price per pound of copper and aluminum increased $0.22 and $0.07, respectively, from the fourth quarter 2002 to the fourth quarter 2003. The 2002 net sales have been increased in this comparison to put them on a consistent metal-adjusted basis with 2003 net sales. Overall net sales for the quarter compared to the same period in the prior year were positively affected by about 6.4% as a result of a favorable change in foreign currency exchange rates for the Company's international operations.
   Net sales in the Energy segment increased 12.8% in the fourth quarter of 2003 versus metal-adjusted net sales in the fourth quarter of 2002. North American sales were up 15.3% year-over-year driven largely by strong demand from power utilities for bare transmission wire. International sales were up 8.1%, driven by the impact of favorable foreign currency exchange rates.
   Net sales in the Industrial & Specialty segment were up 12.3% versus metal-adjusted net sales in the fourth quarter of 2002. This increase was driven by a 4.8% increase in North America where net sales of ignition wire sold to the automotive after market grew 6.8% and industrial cables utilized in maintenance, repair and plant operations (MRO) grew 2.6% compared to the fourth quarter of 2002. Significantly, net sales of cables utilized primarily in industrial construction increased year-over-year for the first time since the first half of 2001, up 2.0% versus the fourth quarter 2002. International sales were up 22.7% versus 2002 due to the favorable impact of foreign currency exchange rates and the roll out of a new family of cables for contractors.
   Net sales in the Communications segment decreased 1.2% in the fourth quarter of 2003 versus metal-adjusted net sales in the same quarter of 2002. Net sales of telephone exchange cables increased 3.6% versus 2002, which is the second quarter in a row sales were up year-over-year. The Company also experienced a year-over-year increase in sales of electronic products, which grew 3.0% versus the fourth quarter 2002 behind sustained penetration into targeted niche markets. These increases were more than offset by an 11.7% decrease in sales of LAN cables, as IT infrastructure spending in North America remains constrained.
   Selling, general and administrative expenses were $34.1 million in the fourth quarter of 2003, down from $34.7 million in the fourth quarter of 2002. The decrease in SG&A was due to $4.0 million of charges related to severance included in the fourth quarter of 2002 partially offset by changes in foreign currency exchange rates and increased variable selling expenses due to higher sales volumes.
   The fourth quarter 2003 operating income of $4.9 million is up from $1.5 million in the fourth quarter of 2002. The results in 2003 include $7.6 million of charges related to the rationalization of certain industrial cable manufacturing facilities. Operating income for the fourth quarter of 2003 benefited from the increased sales volume and lower manufacturing costs as a result of the Company's Lean initiatives as well as changes in foreign currency exchange rates. The results in 2002 include $4.7 million of severance and plant closure costs.
   During the fourth quarter of 2003 the Company realized a $1.5 million gain resulting from favorable foreign currency translation adjustments on an inter-company loan. This gain increased reported earnings per share by $0.03 in the quarter.
   Net interest expense was $16.3 million for the fourth quarter of 2003, up $3.7 million from the same period in 2002. Included in interest expense for the fourth quarter is a $6.0 million charge associated with the refinancing.
   Included in the Company's tax provision for the fourth quarter of 2003 is a $4.4 million charge resulting from the Company's refinancing. In conjunction with the refinancing certain of the Company's foreign subsidiaries guaranteed the Company's senior notes, resulting in a deemed dividend that increased the tax provision but had no impact on cash taxes. The Company's effective tax rate for the quarter, excluding the $4.4 million tax charge, was approximately 43.4%.

   Full Year Results

   The net loss for the year ended December 31, 2003 was $(5.4) million, or $(0.16) per diluted share. These results include $15.3 million of pre-tax charges relating to the rationalization of certain industrial cable manufacturing facilities, charges resulting from the refinancing and severance costs related to cost cutting efforts in Europe. Full year 2003 net income was also negatively impacted by the $4.4 million increase in the tax provision in the fourth quarter as a result of the refinancing. Those transactions reduced reported earnings per share by $0.42 for the year.
   Net sales for the year ended December 31, 2003 were $1,538.4 million, up 2.9% versus metal-adjusted net sales for 2002. Contributing to this increase was a 6.3% increase in metal-adjusted net sales of Energy cables, where North America sales increased 1.2% and international sales were up 19.1% due to foreign currency exchange rate changes. Metal-adjusted net sales in the Industrial & Specialty segment increased 4.3%, with North American sales decreasing 4.9% due to weakness in cables utilized in industrial construction and international sales increasing 18.6% due to both the change in foreign currency exchange rates and volume growth. Metal-adjusted net sales fell 2.6% in the Communications segment due to a reduction in sales of both telephone exchange and data communication cables. The Company's overall net sales for 2003 were positively affected by about 5.6% due to foreign currency exchange rate changes.
   Selling, general and administrative expenses were $127.7 million in 2003, down from $150.9 million in 2002. SG&A for 2003 included an increase of $6.4 million as a result of changes in foreign currency exchange rates. SG&A in 2002 included $27.8 million of charges related to severance and plant closing costs.
   Operating income was $45.7 million in 2003, up from $15.7 million in 2002. The 2003 results included $9.3 million of pre-tax charges related to the rationalization of manufacturing facilities in North America and severance costs in Europe. Charges of $33.4 million related to plant closures and severance were included in operating income in 2002.

   Management Comments

   "I am confident we have taken the steps required to build on the positive momentum we began to see in our markets in late 2003. Our balance sheet is in much better condition now compared to this time last year, our end markets continue to show some signs of recovery, and the global awareness of the urgent need to invest in the electric power infrastructure continues to grow," said Kenny. "Additionally, our operations group continues to build a culture of Lean thinking. During 2004 we will further expand our LeanSigma program, adding to the 40 Blackbelts and 120 Greenbelts trained in 2003. We also enter 2004 with all North American manufacturing facilities upgraded to the new ISO 9001:2000 quality standards. I believe that General Cable is well positioned for a successful year in 2004 and to take full advantage of any sustained rebound in our primary end-markets. Finally, and most importantly, our General Cable team of employees remain focused on cost, quality and customer service."
   "We estimate that net sales for the first quarter of 2004, excluding the impact of foreign currency exchange rates and adjusting for the pass through of higher metal prices, will be flat to up slightly versus net sales reported in the first quarter of 2003. After giving effect to the impact of our refinancing in the fourth quarter of 2003, earnings per diluted share will be in the range of $0.01 to $0.03, excluding charges related to the rationalization of our industrial cable plants. These results should compare favorably to the breakeven results reported in the first quarter of 2003," added Kenny. "Our continuing focus on cost control should approximately offset the pricing pressure stemming from excess manufacturing capacity in many of our markets. However, over the last four months we have seen a 38% run-up in the price of copper, the primary raw material utilized in many of our products. We continue to keep a watchful eye on copper pricing and are aggressively pursuing opportunities to increase our selling prices in those instances where we do not automatically adjust selling prices for changes in copper prices. Any delay or inability experienced in passing on higher copper prices to our customers will have a negative impact on our reported earnings."
   General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency.
   Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.
   Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to negotiate extensions of labor agreements on acceptable terms; the Company's ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company's ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company's ability to achieve target returns on investments in its defined benefit plans; the Company's ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper; the impact of foreign currency fluctuations; the impact of technological changes; the Company's ability to achieve productivity improvements; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003, as well as periodic reports filed with the Commission.
   TABLES TO FOLLOW


              General Cable Corporation and Subsidiaries
                Consolidated Statements of Operations
                 (in millions, except per share data)
                             (unaudited)

                                ------------------ -------------------
                                Three Months Ended Twelve Months Ended
                                    December 31        December 31
                                --------------------------------------
                                  2003      2002     2003      2002
                                --------- -------- --------- ---------
Net sales                         $405.3   $351.4  $1,538.4  $1,453.9
Cost of sales                      366.3    315.2   1,365.0   1,287.3
                                --------- -------- --------- ---------
Gross profit                        39.0     36.2     173.4     166.6
Selling, general and
 administrative expenses            34.1     34.7     127.7     150.9
                                --------- -------- --------- ---------
Operating income                     4.9      1.5      45.7      15.7
Other income                         1.5        -       1.5         -
Interest income (expense):
     Interest expense              (10.4)   (11.6)    (43.5)    (43.5)
     Interest income                 0.1      0.1       0.4       0.9
     Other financial costs          (6.0)    (1.1)     (6.0)     (1.1)
                                --------- -------- --------- ---------
                                   (16.3)   (12.6)    (49.1)    (43.7)

Loss before income taxes            (9.9)   (11.1)     (1.9)    (28.0)
Income tax (provision) benefit      (0.1)     3.9      (2.9)      9.9
                                --------- -------- --------- ---------

Loss from continuing operations    (10.0)    (7.2)     (4.8)    (18.1)

Discontinued Operations
--------------------------------
Loss on disposal of discontinued
 operations (net of tax)               -     (2.0)        -      (5.9)
                                --------- -------- --------- ---------
Net loss                           (10.0)    (9.2)     (4.8)    (24.0)
Less: preferred stock dividends     (0.6)       -      (0.6)        -
                                --------- -------- --------- ---------
Net loss applicable to common
 shareholders                     $(10.6)   $(9.2)    $(5.4)   $(24.0)
                                ========= ======== ========= =========
EPS of Continuing Operations
--------------------------------
Loss per common share             $(0.30)  $(0.22)   $(0.16)   $(0.55)
                                ========= ======== ========= =========
Weighted average common shares      35.0     33.1      33.6      33.0
                                ========= ======== ========= =========
Loss per common share-
 assuming dilution                $(0.30)  $(0.22)   $(0.16)   $(0.55)
                                ========= ======== ========= =========
Weighted average common shares-
 assuming dilution                  35.0     33.1      33.6      33.0
                                ========= ======== ========= =========

EPS Including Discontinued
 Operations
--------------------------------
Loss per common share             $(0.30)  $(0.28)   $(0.16)   $(0.73)
                                ========= ======== ========= =========
Loss per common share-
 assuming dilution                $(0.30)  $(0.28)   $(0.16)   $(0.73)
                                ========= ======== ========= =========


              General Cable Corporation and Subsidiaries
          Consolidated Statements of Operations (continued)
                         Segment Information
                 (in millions, except per share data)
                             (unaudited)

                                 ------------------ ------------------
                                 Three Months Ended   Twelve Months
                                     December 31     Ended December 31
                                 -------------------------------------
                                   2003      2002     2003     2002
                                 --------- -------- -------- ---------
Revenues (as reported)
--------------------------------
  Energy Segment                   $146.7   $121.5   $560.2    $510.5
  Industrial & Specialty Segment    147.3    123.5    542.4     506.6
  Communications Segment            111.3    106.4    435.8     436.8
                                 --------- -------- -------- ---------
                           Total    405.3    351.4  1,538.4   1,453.9
                                 ========= ======== ======== =========

Revenues (metal adjusted)
--------------------------------
  Energy Segment                   $146.7   $130.0   $560.2    $526.8
  Industrial & Specialty Segment    147.3    131.2    542.4     520.0
  Communications Segment            111.3    112.6    435.8     447.6
                                 --------- -------- -------- ---------
                           Total    405.3    373.8  1,538.4   1,494.4
                                 ========= ======== ======== =========

Operating Profit (Loss)
--------------------------------
  Energy Segment                     $8.6     $8.8    $38.0     $37.5
  Industrial & Specialty Segment      2.1      2.4      9.9       9.1
  Communications Segment              0.7     (5.0)     6.0       2.5
                                 --------- -------- -------- ---------
                        Subtotal     11.4      6.2     53.9      49.1
 Corporate                           (6.5)    (4.7)    (8.2)    (33.4)
                                 --------- -------- -------- ---------
                           Total      4.9      1.5     45.7      15.7
                                 ========= ======== ======== =========

Return on Metal Adjusted Sales
---------------------------------
  Energy Segment                      5.9%     6.8%     6.8%      7.1%
  Industrial & Specialty Segment      1.4%     1.8%     1.8%      1.8%
  Communications Segment              0.6%    -4.4%     1.4%      0.6%
                                 --------- -------- -------- ---------
                        Subtotal      2.8%     1.7%     3.5%      3.3%
 Corporate                              -        -        -         -
                                 --------- -------- -------- ---------
                           Total      1.2%     0.4%     3.0%      1.1%
                                 ========= ======== ======== =========

Capital Expenditures
--------------------------------
  Energy Segment                     $2.8     $2.9     $6.6      $9.9
  Industrial & Specialty Segment      3.2      3.2      8.7      13.4
  Communications Segment              1.4      2.5      3.9       8.1
                                 --------- -------- -------- ---------
                           Total      7.4      8.6     19.2      31.4
                                 ========= ======== ======== =========

Depreciation
--------------------------------
  Energy Segment                     $2.8     $0.9     $5.7      $3.8
  Industrial & Specialty Segment      2.9      2.2      9.6       8.5
  Communications Segment              3.6      3.7     14.5      15.8
                                 --------- -------- -------- ---------
                           Total      9.3      6.8     29.8      28.1
                                 ========= ======== ======== =========


              GENERAL CABLE CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                   (in millions, except share data)

                                             December 31, December 31,
ASSETS                                           2003         2002
------                                       ------------ ------------
                                             (unaudited)
Current Assets:
  Cash                                             $25.1        $29.1
  Receivables, net of allowances of
   $15.6 million at December 31, 2003 and
   $11.6 million at December 31, 2002              268.9        105.9
  Retained interest in accounts receivable             -         84.8
  Inventories                                      256.7        258.3
  Deferred income taxes                             13.5         12.2
  Prepaid expenses and other                        24.4         42.6
                                             ------------ ------------
      Total current assets                         588.6        532.9

Property, plant and equipment, net                 333.3        323.3
Deferred income taxes                               76.5         68.3
Other non-current assets                            50.6         48.8
                                             ------------ ------------
      Total assets                              $1,049.0       $973.3
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Accounts payable                                $250.6       $242.1
  Accrued liabilities                               98.7         99.2
  Current portion of long-term debt                  2.5         40.8
                                             ------------ ------------
      Total current liabilities                    351.8        382.1

Long-term debt                                     337.9        411.1
Other liabilities                                  118.8        119.2
                                             ------------ ------------
      Total liabilities                            808.5        912.4
                                             ------------ ------------
Shareholders' Equity:
      Redeemable Convertible Preferred Stock,
       2,070,000 shares at redemption value
       (liquidation preference of $50.00 per
       share)                                      103.5            -
      Common stock, $0.01 par value:
        Issued and outstanding shares:
         December 31, 2003 - 38,908,512
         (net of 4,828,225 treasury shares)
         December 31, 2002 - 33,135,002
         (net of 4,745,425 treasury shares)          0.4          0.4
  Additional paid-in capital                       140.8        100.0
  Treasury stock                                   (50.4)       (50.0)
  Retained earnings                                 54.5         59.9
  Accumulated other comprehensive loss              (5.1)       (44.6)
  Other shareholders' equity                        (3.2)        (4.8)
                                             ------------ ------------
      Total shareholders' equity                   240.5         60.9
                                             ------------ ------------
      Total liabilities and shareholders'
       equity                                   $1,049.0       $973.3
                                             ============ ============

    CONTACT: General Cable Corporation
             Paul M. Montgomery, 859-572-8684